Exhibit 10(f)

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

      THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 6th day of March, 2008 between Rex Radio and Television, Inc., an Ohio corporation (the “Corporation”), and David L. Bearden (the “Employee”).

Recitals

      A.      The Corporation and the Employee entered into an Employment Agreement dated October 11, 2005, as amended by Amendment No. 1 to Employment Agreement dated December 10, 2007 (the “Agreement”).

      B.      The Corporation and the Employee desire to amend the terms and conditions of the Agreement as described herein.

      NOW, THEREFORE, the Corporation and the Employee hereby amend the Agreement as follows:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2.     Amendment to Section 4.3. The first paragraph of Section 4.3 of the Agreement is hereby amended to read in its entirety as follows:

“Bonus. In addition to Employee’s salary as provided in Section 3.1, Employee shall be entitled to an annual cash bonus computed based upon the earnings before income taxes (“EBT”) of the retail business of REX Stores Corporation and its subsidiaries (“REX”) determined by the independent public accountants then engaged by REX. EBT shall not include (i) any income from REX’s synthetic fuel or other alternative energy investments, (ii) any deduction for Stuart A. Rose’s bonus as Chief Executive Officer of the Corporation, (iii) any expenses of REX relating to stock options, and (iv) any extraordinary income, expense, gain or loss incurred by REX, including, but not limited to, any extraordinary income, expense, gain or loss from restructuring, store closing, sale of real estate and/or partial or complete sale of the retail business.”

3.     Application of Amended Section 4.3. Section 4.3 as amended hereby shall apply to the computation of Employee’s bonus for the fiscal year ended January 31, 2008 and beyond.

4.     Effectiveness. This Amendment shall be effective as of the date first written above. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

5.     Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such

State. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

REX RADIO AND TELEVISION, INC.

By:	/s/ Stuart A. Rose
Stuart A. Rose
Chief Executive Officer

EMPLOYEE

/s/ David L. Bearden
David L. Bearden